Exhibit 99.1

CARMAX BOARD INCREASES SHARE REPURCHASE

AUTHORIZATION BY $2 BILLION

Richmond, VA, October 22, 2014 — CarMax, Inc. (NYSE: KMX) today announced that its Board of Directors has approved a $2 billion expansion of the company’s share repurchase program, for an aggregate share repurchase authorization of $3.8 billion since the initial announcement of the program in October 2012. As of August 31, 2014, the company had made $893 million of repurchases under the program. The expanded authorization is effective immediately and expires on December 31, 2016.

“We’re very pleased with the Board’s expansion of our share repurchase program, which reflects both confidence in our ability to fund the company’s growth plan and a continuing commitment to increase shareholder value,” said Tom Folliard, CarMax’s president and chief executive officer.

The company expects to fund the expanded share repurchase program through a combination of cash from operations, the company’s credit facility and other additional indebtedness. The company’s Board of Directors has approved the company’s incurrence of new indebtedness in an amount up to $1 billion.

Repurchases may be made from time to time in the open market at prevailing prices, by block purchases, in privately negotiated transactions or in such other manner as determined by the company. The timing of the repurchases and the actual amount repurchased will depend on a variety of factors, including the market price of the company’s shares, general market and economic conditions, and other factors. The share repurchase program does not obligate CarMax to acquire any particular amount of common stock and it may be suspended or discontinued at any time. Any shares repurchased under the program will be deemed authorized but unissued shares of common stock.

CarMax, a member of the Fortune 500 and the S&P 500, and one of the Fortune “100 Best Companies to Work For,” for ten consecutive years, is the nation’s largest retailer of used vehicles. Headquartered in Richmond, Va., CarMax currently operates 141 used car stores in 71 markets. The CarMax consumer offer features low, no-haggle prices, a broad selection of CarMax Quality Certified used vehicles and superior customer service. During the fiscal year ended February 28, 2014, the company retailed 526,929 used vehicles and sold 342,576 wholesale vehicles at our in-store auctions. For more information, access the CarMax website at www.carmax.com.

CarMax, Inc.

Forward-Looking Statements

This press release contains forward-looking statements about our future business and growth plans and prospects, as well as our potential share repurchase and related financing activity. These statements are based on our current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Important factors that could cause actual results to differ materially from those contained in our forward-looking statements are set forth in our Annual Report on Form 10-K for the fiscal year ended February 28, 2014, and our quarterly or current reports as filed with or furnished to the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Contacts:

Investors and Financial Media:

Katharine Kenny, Vice President, Investor Relations, (804) 935-4591

Celeste Gunter, Manager, Investor Relations, (804) 935-4597

General Media:

Trina Lee, Director, Public Relations, (855) 887-2915

Catherine Gryp, Manager, Public Relations, (855) 887-2915

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